EXHIBIT 16.1

December 1, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 29, 2023 to be filed by our former client, Scientific Industries, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements made in that Item.

Very truly yours,

/s/ Macias Gini & O’Connell LLP